Exhibit 99.1

Ocean Power Technologies Awarded Contract for Immediate Delivery of Unmanned Surface Vehicle to Offshore Construction Contractor

Expands Merrows Offering into Africa

MONROE TOWNSHIP, NJ, June 5, 2024- Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced it has been awarded a contract for a WAM-V for immediate delivery to an Offshore Construction Contractor. The award includes providing a spare vehicle system that can be assembled onsite. The vehicle will provide survey services for an offshore dredging project in Sub-Saharan Africa.

Revenue from this contract will be recognized over the course of the contract.

This award builds on the recent commercial success of OPT’s vehicles in offshore construction, and energy industry.

Philipp Stratmann, CEO and President of OPT, expressed his enthusiasm about this revenue generating contract, stating, “In addition to our recent expansion into Latin America, we are excited to start providing services in Sub-Saharan Africa. This region has an active offshore energy industry, and we are also excited about potential ocean security applications. As we continue to scale, we are also continuously looking at additional regions for expansion, such as the Middle East.”

For additional information about OPT and its services, please visit our website Ocean Power Technologies.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS:

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the continued success of its WAM-V operations and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com